                                                                     EXHIBIT 2.1


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                      AGREEMENT AND PLAN OF DISTRIBUTION

                                    BETWEEN

                             PROVIDIAN CORPORATION

                                      AND

                            PROVIDIAN BANCORP, INC.

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                            -----------------------
                               December 28, 1996
                            -----------------------

                               TABLE OF CONTENTS
                               -----------------

Article/Section                                                             Page
---------------                                                             ----

                                   ARTICLE I
                                  DEFINITIONS

1.01.   Definitions.........................................................   1

                                  ARTICLE II
                          RECAPITALIZATION OF SPINCO;
                   MECHANICS AND TIMING OF THE DISTRIBUTION

2.01.   Recapitalization of Spinco..........................................   5
2.02.   Timing of the Distribution..........................................   5
2.03.   Mechanics of the Distribution.......................................   5
2.04.   Changes; Amendments to Various Agreements...........................   5

                                  ARTICLE III
                CERTAIN TRANSACTIONS PRIOR TO THE DISTRIBUTION

3.01.   Certificate of Incorporation; By-laws; Rights Plan..................   5
3.02.   Other Agreements....................................................   5
3.03.   Registration and Listing............................................   6
3.04.   Spinco Board........................................................   6
3.05.   Intercompany Accounts...............................................   6
3.06.   Certain Transactions................................................   7
3.07.   External Financing of Spinco........................................   7
3.08.   Certain Company Agreements..........................................   8

                                  ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF SPINCO

4.01.   Spinco Representations..............................................   8

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

5.01.   Company Representations.............................................   9

                                  ARTICLE VI
                         SURVIVAL AND INDEMNIFICATION

6.01.   Survival of Agreements and Representations and Warranties...........  10
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                               TABLE OF CONTENTS
                               -----------------

Article/Section                                                             Page
---------------                                                             ----

6.02.   Indemnification.....................................................  10
6.03.   Procedure for Indemnification for Third Party Claims................  12
6.04.   Remedies Cumulative.................................................  13

                                  ARTICLE VII
                         CERTAIN ADDITIONAL COVENANTS

7.01.   Notices to Third Parties............................................  14
7.02.   Intercompany Agreements.............................................  14
7.03.   Further Assurances..................................................  14
7.04.   Mutual Release, Etc.................................................  14

                                 ARTICLE VIII
                             ACCESS TO INFORMATION

8.01.   Provision of Corporate Records......................................  15
8.02.   Access to Information...............................................  15
8.03.   Retention of Records................................................  15
8.04.   Reimbursement; Other Matters........................................  16
8.05.   Production of Witnesses.............................................  16
8.06.   Confidentiality.....................................................  16
8.07.   Ownership of Information............................................  17
8.08.   Non-Competition.....................................................  17

                                  ARTICLE IX
                                   INSURANCE

9.01.   Policies and Rights Included Within Transferred Assets..............  18
9.02.   Post-Distribution Date Claims.......................................  18
9.03.   Administration; Other Matters.......................................  18
9.04.   Agreement for Waiver of Conflict and Shared Defense.................  20
9.05.   Cooperation.........................................................  20

                                   ARTICLE X
                                 MISCELLANEOUS

10.01.  Conditions to Obligations...........................................  20
10.02.  Complete Agreement..................................................  21
10.03.  Expenses............................................................  21
10.04.  Governing Law.......................................................  21
10.05.  Notices.............................................................  21
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                               TABLE OF CONTENTS
                               -----------------

Article/Section                                                             Page
---------------                                                             ----

10.06.  Specific Performance...............................................   23
10.07.  Amendment and Modification.........................................   23
10.08.  Successors and Assigns; Third-Party Beneficiaries..................   23
10.09.  Counterparts.......................................................   24
10.10.  Interpretation.....................................................   24
10.11.  Severability.......................................................   24
10.12.  References; Construction...........................................   24
10.13.  Termination........................................................   24


SCHEDULES
---------

Schedule 1.01 - List of Spinco Subsidiaries
Schedule 3.05 - Intercompany Payments
Schedule 3.06(a) - Transferred Assets
Schedule 3.07 - External Financing Agreements
Schedule 3.08 - Certain Company Agreements
Schedule 4.01(c) - Spinco Conflicts
Schedule 4.01(d) - Required Approvals for Spinco
Schedule 4.01(e) - Spinco Insurance Policies
Schedule 5.01(c) - Company Conflicts
Schedule 5.01(d) - Required Approvals for the Company
Schedule 7.02 - Surviving Intercompany Agreements
Schedule 8.03(d) - Policies-Deductibles


EXHIBITS
--------

Exhibit A - Tax Disaffiliation Agreement
Exhibit B - Employee Benefits Agreement
Exhibit C - Transition Services Agreement
Exhibit D - Trademark License Agreement
Exhibit E - General Intellectual Property Assignment and Renunciation Agreement Exhibit F - Short-Form Assignment Agreement
Exhibit G - Form of SEC No-Action Letter

     AGREEMENT AND PLAN OF DISTRIBUTION, dated as of December 28, 1996 (this "Agreement"), by and between Providian Corporation, a Delaware corporation (the "Company"), and Providian Bancorp, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("Spinco").

                                    RECITALS

     A. The Merger Transaction. The Company, AEGON N.V., a company organized under the laws of The Netherlands ("Merger Partner"), and LT Merger Corp., a Delaware corporation and a wholly owned subsidiary of Merger Partner ("Sub"), have entered into a Plan and Agreement of Merger and Reorganization, dated as of December 28, 1996 (the "Merger Agreement"), providing for the Merger (as defined in the Merger Agreement) of Sub with and into the Company, with the Company as the surviving corporation.

     B. The Distribution. Immediately prior to the Effective Time (as defined in the Merger Agreement), the Company intends to distribute (the "Distribution") as a dividend to the holders of the Company's common stock, par value $1.00 per share ("Company Common Stock"), on a pro rata basis, all of the then outstanding shares of common stock, par value $1.00 per share ("Spinco Common Stock"), of Spinco.

     C. Purpose. The purpose of the Distribution is to facilitate the reorganization of the Company, wherein the stockholders of the Company will continue to own and operate Spinco, and to make possible the Merger by divesting the Company of the businesses and operations conducted by Spinco in a tax-free distribution to the Company's stockholders. This Agreement sets forth or provides for certain agreements between the Company and Spinco in consideration of the separation of their ownership.

     NOW, THEREFORE, in consideration of the premises and of the respective covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.01. Definitions. As used in this Agreement, the following terms shall have the following respective meanings (capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement):


          "Claims Administration" shall mean the processing of claims made under the Shared Policies, including the reporting of claims to the insurance carriers, management and defense of claims and providing for appropriate releases upon settlement of claims.

          "Company" shall have the meaning specified in the preamble to this Agreement and shall mean any successors by way of merger or otherwise.

     "Company Business" shall have the meaning specified in Section 6.02.

     "Company Common Stock" shall have the meaning specified in the recitals to this Agreement.

     "Company Group" shall mean the Company and all of the Company Subsidiaries (which shall not include Spinco and the members of the Spinco Group).

     "Distribution" shall have the meaning specified in the recitals to this Agreement.

     "Distribution Date" shall mean the date as of which the Distribution is effective.

     "Employee Benefits Agreement" shall have the meaning specified in Section 3.02.

     "Form F-4" shall mean the Registration Statement on Form F-4 filed by Merger Partner pursuant to the Merger Agreement.

     "Group" shall mean either the Spinco Group or the Company Group, as the case may be.

     "Indemnified Party" shall have the meaning specified in Section 6.03.

     "Indemnifying Party" shall have the meaning specified in Section 6.03.

     "Information" shall have the meaning specified in Section 8.02.

     "Information Statement" shall mean the information statement included in the Registration Statement and sent to the holders of shares of Company Common Stock in connection with the Distribution, including any amendment or supplement thereto.

     "Insurance Administration" shall mean, with respect to each Shared Policy, the accounting for (i) premiums, (ii) defense costs, (iii) indemnity payments,
(iv) deductibles and (v) retentions, as appropriate, under the terms and conditions of each of the Shared Policies; and the reporting to excess insurance carriers of any losses or claims which may cause the per-occurrence, per claim or aggregate limits of any Shared Policy to be exceeded, and the distribution of Insurance Proceeds as contemplated by this Agreement.

     "Insurance Proceeds" shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable premium adjustment, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured.

     "Insured Claims" shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Shared Policies, whether or not subject to deductibles, co-insurance, uncollectibility or retrospectively-rated premium adjustments.

     "Liabilities" shall mean all debts, liabilities and obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and whether or not the same would properly be reflected on a balance sheet.

     "Losses" shall have the meaning specified in Section 6.02.

     "Merger Partner" shall have the meaning specified in the recitals to this Agreement.

     "Other Agreements" shall have the meaning specified in Section 3.02.

     "person" shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof.

     "Policies" shall mean insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including primary, excess and umbrella policies, comprehensive commercial general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers' compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

     "Proxy Statement" shall mean the proxy statement of the Company provided for in the Merger Agreement.

     "Record Date" shall have the meaning specified in Section 2.03.

     "Registration Statement" shall have the meaning specified in Section 3.03.

     "SEC" shall mean the United States Securities and Exchange Commission.

     "SEC Documents" shall have the meaning specified in Section 6.02.

     "Shared Policies" shall mean all Policies, current, past or future to the extent such Policies are entered into between the date hereof and the Distribution Date, that are owned or maintained by or on behalf of the Company or any member of the Company Group that relate, whether in whole or in part, to the Spinco Business.

     "Spinco" shall have the meaning specified in the preamble to this Agreement and shall mean any successors by merger or otherwise.

     "Spinco Business" shall have the meaning specified in Section 6.02.

     "Spinco Common Stock" shall have the meaning specified in the recitals to this Agreement.

     "Spinco Group" shall mean Spinco and those subsidiaries listed on Schedule 1.01, including any subsidiaries transferred to Spinco pursuant to Section 3.06.

     "Spinco Policies" shall mean all Policies, current or past, which are owned or maintained by or on behalf of any member of the Company Group, which relate to the Spinco Business but do not relate to the Company Business.

     "Spinco Preferred Stock" shall have the meaning specified in Section 2.01.

     "Tax Disaffiliation Agreement" shall have the meaning specified in Section 3.02.

     "Third Party Claim" shall have the meaning specified in Section 6.03.

     "Trademark License Agreement" shall have the meaning specified in Section 3.02.

     "Transfer Agent" shall mean First Chicago Trust Company of New York, the transfer agent for the Company Common Stock.

     "Transferred Assets" shall have the meaning specified in Section 3.06(a).

     "Transition Services Agreement" shall have the meaning specified in Section 3.02.


                                  ARTICLE II

                          RECAPITALIZATION OF SPINCO;
                    MECHANICS AND TIMING OF THE DISTRIBUTION

          2.01. Recapitalization of Spinco. The authorized capital stock of Spinco currently consists of 5,000 shares of Spinco Common Stock, all of which are issued and outstanding and owned beneficially and of record by the Company, and sixty-three thousand two hundred sixty-nine (63,269) shares of preferred stock (the "Spinco Preferred Stock"), all of which shares are issued and outstanding and owned beneficially and of record by the Company. Prior to the Distribution Date, the parties hereto shall take all steps necessary so that, prior to the Distribution, the number of shares of Spinco Common Stock outstanding and held by the Company shall equal the number of shares of

Company Common Stock outstanding on the Record Date and all shares of Spinco Preferred Stock shall have been redeemed by Spinco in accordance with the terms of the Spinco Preferred Stock.

     2.02. Timing of the Distribution. Subject to the terms and conditions hereof, the Board of Directors of the Company shall formally declare the Distribution and, immediately prior to the Effective Time, pay it by delivery of certificates for Spinco Common Stock to the Transfer Agent for delivery to the holders entitled thereto. The Distribution shall be deemed to be effective upon notification by the Company to the Transfer Agent that the Distribution has been declared and that the Transfer Agent is authorized to proceed with the distribution of the certificates representing shares of Spinco Common Stock.

     2.03. Mechanics of the Distribution. The Distribution shall be effected by the distribution to each holder of record of the Company Common Stock, as of the close of the stock transfer books on the record date designated by, or pursuant to the authorization of, the Board of Directors of the Company (the "Record Date"), of certificates representing the number of shares of Spinco Common Stock equal to the number of shares of Company Common Stock held by such holder. All shares of Spinco Common Stock delivered in the Distribution shall be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

     2.04. Changes; Amendments to Various Agreements. The parties hereto agree that without the written consent of Merger Partner, which written consent shall not be unreasonably withheld, no changes, amendments, modifications, waivers or supplements may be made by either party hereto to this Agreement or any of the Other Agreements. In addition, each of the Company and Spinco agrees to furnish to Merger Party copies of drafts of the Registration Statement and all supplements and amendments thereto and all other SEC Documents, and such other documents contemplated in Section 3.03(d) hereunder, prior to the filing of the Registration Statement, such supplements or amendments, or such other documents, with the SEC in connection with the transactions contemplated hereunder.


                                  ARTICLE III

                 CERTAIN TRANSACTIONS PRIOR TO THE DISTRIBUTION

     3.01. Certificate of Incorporation; By-laws; Rights Plan. Prior to the Distribution Date, the parties hereto shall take all action necessary so that
(i) the Certificate of Incorporation and By-laws of Spinco shall be amended as specified by Spinco prior to the Distribution Date, and (ii) Spinco shall adopt a rights plan in the form as specified by Spinco prior to the Distribution Date.

     3.02. Other Agreements. On or prior to the Distribution Date, the Company and Spinco shall enter into the Tax Disaffiliation Agreement, substantially in the form attached hereto as Exhibit A (the "Tax Disaffiliation Agreement"), the Employee Benefits Agreement, substantially in the form attached hereto as Exhibit B (the "Employee Benefits Agreement"), the Transition Services Agreement, substantially in the form attached hereto as Exhibit C (the "Transition Services

Agreement"), the Trademark License Agreement, substantially in the form attached hereto as Exhibit D (the "Trademark License Agreement"), and such other agreements as may be advisable in connection with the Distribution, including agreements with respect to restructuring, transfer of assets and assumption of liabilities and other matters, all such other agreements to be on terms reasonably acceptable to the Company, Spinco and Merger Partner (the Tax Disaffiliation Agreement, the Employee Benefits Agreement, the Transition Services Agreement, the Trademark License Agreement and such other agreements being collectively referred to herein as the "Other Agreements").

     3.03.  Registration and Listing.  On or prior to the Distribution Date:

          (a) The Company and Spinco shall prepare and file with the SEC a Registration Statement on Form 10, or such other form as Spinco may deem appropriate, with respect to the Spinco Common Stock (the "Registration Statement"), and each of them shall use reasonable efforts to have the Registration Statement declared effective such that the Distribution can occur upon the satisfaction of the other conditions to the Merger Agreement.

          (b) The parties hereto shall use reasonable efforts to take all such action as may be necessary or appropriate under state securities and blue sky laws in connection with the transactions contemplated by this Agreement.

          (c) Spinco shall prepare, and Spinco shall file and seek to make effective, an application for the listing of the Spinco Common Stock on the New York Stock Exchange, or such other exchange or quotations system as Spinco may determine in its discretion, subject to official notice of issuance.

          (d) The parties hereto shall cooperate in preparing, filing with the SEC and causing to become effective any other registration statements or amendments thereto that are necessary or appropriate in order to effect the transactions contemplated hereby or to reflect the establishment of, or amendments to, any employee benefit plans contemplated by the Employee Benefits Agreement requiring registration under the Securities Act.

          3.04. Spinco Board. Prior to the Distribution Date, the parties hereto shall use reasonable efforts to take all steps necessary so that, effective immediately after the Distribution, the Board of Directors of Spinco shall be comprised of those individuals so named in the Information Statement.

          3.05. Intercompany Accounts. On or before the Distribution Date, the parties shall pay, or otherwise settle, intercompany loans, payables, receivables and accounts between the Company Group, on the one hand, and the Spinco Group on the other, all as more specifically provided for on Schedule
3.05. From the date hereof through the Distribution Date, any increases in such accounts, loans, payables and receivables shall only be made in the ordinary course of business consistent with past practice. Notwithstanding the foregoing, any amounts required to be paid after the date hereof pursuant to the agreements set forth on Schedule 7.02 (except for the accumulated amounts with respect to such agreements that are set forth on Schedule 3.05) shall be paid in accordance with the terms of such agreements.

     3.06. Certain Transactions. (a) On or prior to the Distribution Date, or as soon as reasonably practicable thereafter, the Company shall:

          (i) assign, transfer and convey, or cause to be assigned, transferred or conveyed, to Spinco, or the appropriate member of the Spinco Group designated by Spinco, all of the Company's or such member of the Company Group's respective right, title and interest to the assets, contracts, permits, licenses, authorizations and agreements listed or described on
     Schedule 3.06(a);

          (ii) assign, transfer and convey to Spinco all of the Company's right, title and interest in and to the "Providian" name and logo and related tradenames and marks pursuant to the Assignment Agreements attached hereto as Exhibits E and F; and

          (iii) assign, transfer and convey to Spinco, any and all other assets, properties, claims and rights, whether real or personal, tangible or intangible, primarily relating to the Spinco Business and not required by the Company for the conduct of, and in the ordinary course of, the Company Business, to the extent such assets, properties, claims or rights are not owned by a member of the Spinco Group as of the Distribution Date (all of items in (i) -(iii) being referred to herein as the "Transferred Assets").

     (b) From and after the Distribution Date, Spinco shall assume, pay, perform and discharge all Liabilities arising from or with respect to the Transferred Assets, except for any Liabilities with respect to the Transferred Assets arising out of or relating to the Company Business, whether or not such Liabilities were incurred before or after the Distribution Date.

     (c) To the extent that any transfers contemplated by this Section 3.06 shall not have been consummated on or prior to the Distribution Date, the parties shall cooperate to effect such transfers as promptly following the Distribution Date as shall be practicable. In the event that any such transfer of Transferred Assets, including the assumption of all Liabilities arising from or with respect to such Transferred Assets to the extent provided for in Section 3.06(b), has not been consummated, from and after the Distribution Date the Company shall hold such Transferred Asset in trust for the use and benefit of Spinco (at Spinco's expense) upon receipt of an undertaking from Spinco to assume the Liabilities relating to such transfer, and take such other actions as may be reasonably requested in order to place Spinco, insofar as is reasonably possible, in the same position as would have existed had such Transferred Assets been transferred and such Liabilities assumed as contemplated hereby.

     3.07. External Financing of Spinco. The Company agrees to use its reasonable efforts to assist Spinco in obtaining waivers or other necessary modifications to the external financing agreements to which Spinco or any member of the Spinco Group is a party and which are listed on Schedule 3.07 in order to effect the Distribution.

     3.08. Certain Company Agreements. The Company and Spinco shall cooperate and use their reasonable efforts to negotiate separate agreements with the third parties listed on Schedule 3.08 in order to permit the Company Group and the Spinco Group to each have the benefits of such agreements after the Distribution; provided that with respect to any agreements that cannot be separated, such agreements will remain with the Company and will be terminated as to Spinco as of the Distribution Date or as soon as practicable thereafter.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SPINCO

     4.01. Spinco Representations. Spinco represents and warrants to the Company as follows:

     (a) Organization. Spinco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now being conducted.

     (b) Authority. Spinco has the corporate power and authority to execute this Agreement and the Other Agreements, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Other Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Spinco. This Agreement has been, and the Other Agreements, when executed and delivered by Spinco will be, duly executed and delivered by Spinco and constitute legal, valid and binding obligations of Spinco enforceable against it in accordance with their terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally, and (ii) subject to general principles of equity.

     (c) No Conflict. Except as set forth on Schedule 4.01(c), the execution, delivery and performance by Spinco of this Agreement and the Other Agreements will not contravene, violate, result in a breach or constitute a default under
(i) any provision of the certificate of incorporation or by-laws of Spinco, (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Spinco or any of its properties or assets, or (iii) any material contract or agreement to which Spinco is a party or by which any of its properties or assets is bound, except where such contravention, violation, breach or default would not have a material adverse effect on (i) the financial condition, business or results of operations of Spinco or (ii) the ability of Spinco to consummate the transactions contemplated by this Agreement and the Other Agreements (a "Material Adverse Effect on Spinco").

     (d) Approvals. Except as set forth on Schedule 4.01(d) and other than consents, approvals, orders, authorizations, registrations, declarations or filings, the failure of which to give or obtain would not individually or in the aggregate have a Material Adverse Effect on Spinco, no consent, approval, order, authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the making or performance by Spinco of this Agreement or the Other Agreements, subject to compliance with applicable securities or banking laws.

     (e) Spinco Insurance Policies. Except as set forth on Schedule 4.01(e), there are no Policies directly owned or maintained by or on behalf of Spinco or the Spinco Business.

     (f) Claims, Etc. Except for this Agreement, the Other Agreements, the agreements listed on Schedules 3.05 and 7.02 and the transactions contemplated hereby and thereby, Spinco has no debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims or other liabilities, either in law or equity as against any of the Company or its officers, directors, agents, affiliates, record or beneficial securityholders, advisors or representatives that arise out of or relate to events, circumstances or actions taken by the Company prior to the Distribution Date.


                                  ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     5.01. Company Representations. The Company represents and warrants to Spinco as follows:

     (a) Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now being conducted.

     (b) Authority. The Company has the corporate power and authority to execute this Agreement and the Other Agreements, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Other Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been, and the Other Agreements, when executed and delivered by the Company will be, duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company enforceable against it in accordance with their terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally, and (ii) subject to general principles of equity.

     (c) No Conflict. Except as set forth on Schedule 5.01(c), the execution, delivery and performance by the Company of this Agreement and the Other Agreements will not contravene, violate, result in a breach or constitute a default under (i) any provision of or the certificate of incorporation or by-laws of the Company, (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets, or (iii) any material contract or agreement to which the Company is a party or by which any of its properties or assets is bound, except where such contravention, violation, breach or default would not have a Material Adverse Effect on Company.

     (d) Approvals. Except as set forth on Schedule 5.01(d) and other than consents, approvals, orders, authorizations, registrations, declarations or filings, the failure of which to give or obtain would not, individually or in the aggregate, have a Material Adverse Effect on Company, no consent, approval, order, authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the making or performance by the Company of this Agreement or the Other Agreements, subject to compliance with applicable securities or insurance laws.

    (e) Claims, Etc. Except for this Agreement, the Other Agreements, the agreements listed on Schedules 3.05 and 7.02 and the transactions contemplated hereby and thereby, the Company has no debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims or other liabilities, either in law or equity as against any of Spinco or its officers, directors, agents, affiliates, record or beneficial securityholders, advisors or representatives that arise out of or relate to events, circumstances or actions taken by Spinco prior to the Distribution Date.


                                   ARTICLE VI

                          SURVIVAL AND INDEMNIFICATION

     6.01. Survival of Agreements and Representations and Warranties. All covenants, agreements, representations and warranties of each of the Company and Spinco contained in this Agreement shall survive the Distribution Date for the duration of any applicable statute of limitations with respect thereto.

     6.02. Indemnification. (a) Spinco agrees to indemnify and hold harmless the Company, and its affiliates, successors and assigns and the officers, directors, partners, employees, agents and representatives of any of them, from and against any and all losses, damages, claims or Liabilities, including reasonable attorneys' fees and disbursements (collectively "Losses"), arising out of, based upon, or resulting from (i) the operation of the businesses of, or relating to, Spinco or any other member of the Spinco Group (the "Spinco Business") (including those Losses arising due to the failure of Spinco or any other member of the Spinco Group to pay, perform or otherwise discharge its obligations under this Agreement or arising out of or connected with the Spinco Business), (ii) any breach of or inaccuracy in any representation or warranty of Spinco contained in Sections 4.01(a) - (d) of this Agreement, or any material breach of or material inaccuracy in any representation or warranty of Spinco contained in Sections 4.01(e) and (f) of this Agreement and (iii) subject to
Section 6.02(c), any material breach of any covenant contained in this Agreement or the Other Agreements.

     Without limiting the generality of the foregoing, Spinco agrees to indemnify and hold harmless the Company, its officers, directors, partners, employees, agents and representatives of any of them, each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or
Section 20(a) of the Exchange Act, and each of the heirs, executors, successors and assigns of any of the foregoing, from and against any and all Losses arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (including the Information Statement), the Form F-4, the Proxy Statement or any other document filed with the SEC in connection with the transactions contemplated hereby or any preliminary or final form thereof or any amendment or supplement thereto (collectively, the "SEC Documents") or any omission or alleged omission to state in any SEC Document a material fact required to be stated therein or necessary to make the statements made therein not misleading, but in each case only to the extent such untrue statement or omission or alleged untrue statement or omission relates to any member of the Spinco Group or the Spinco Business.

     (b) The Company agrees to indemnify and hold harmless Spinco, its affiliates, successors and assigns and the officers, directors, partners, employees, agents and representatives of any of them from and against any and all Losses arising out of, based upon, or resulting from (i) the operation of the businesses of, or relating to, the Company or any other member of the Company Group (the "Company Business") (including those Losses arising due to the failure of the Company or any other member of the Company Group to pay, perform or otherwise discharge its obligations under this Agreement or arising out of or connected with the Company Business), (ii) any breach of or inaccuracy in any representation or warranty of the Company contained in Sections 5.01(a)-
(d) of this Agreement or any material breach or material inaccuracy in the representation and warranty contained in Section 5.01(e), or (iii) subject to
Section 6.02(c), any material breach of any covenant contained in this Agreement or the Other Agreements.

     Without limiting the generality of the foregoing, the Company agrees to indemnify and hold harmless Spinco, its officers, directors, partners, employees, agents and representatives of any of them, each person, if any, who controls Spinco within the meaning of Section 15 of the Securities Act or
Section 20(a) of the Exchange Act, and each of the heirs, executors, successors and assigns of any of the foregoing, from and against any and all Losses arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any SEC Document or any omission or alleged omission to state in any SEC Document a material fact required to be stated therein or necessary to make the statements made therein not misleading, but in each case only to the extent such untrue statement or omission or alleged untrue statement or omission does not relate to any member of the Spinco Group or the Spinco Business.

     (c) The indemnification provided by this Section 6.02 shall not include any Losses (i) relating to any Tax (as defined in the Tax Disaffiliation Agreement), which shall be covered exclusively by the Tax Disaffiliation Agreement, (ii) relating to matters for which indemnification is provided in any of the Other Agreements or (iii) relating to matters governed by any of the agreements listed on Schedule 7.02, which, in each case, shall be covered exclusively by the applicable provisions of such agreements.

     (d)  If any indemnification provided in paragraph (a) or (b) of this
Section 6.02 is unavailable for any reason, the parties shall contribute in respect of the applicable Losses on an equitable basis.

     (e) Any indemnification or contribution pursuant to this Section 6.02 shall be paid net of the amount of any insurance (other than any insurance paid for by the applicable indemnitee) or other amounts that would be payable by any third party to the indemnified party in the absence of this Agreement. The parties hereto expressly agree that no insurer or other third party shall be (i) entitled to any benefit if such entity would not be entitled to receive such benefit in the absence of the foregoing indemnification and contribution provisions, (ii) relieved of the responsibility to pay any claims for which it is under an obligation to pay or (iii) entitled to any subrogation rights with respect to any obligation hereunder.


     (f)  Notwithstanding any other provision hereof to the contrary, this
Section 6.02 shall not be deemed to create any obligation, or expand the scope of any existing obligation on the part of any party to this Agreement to indemnify or hold harmless such party's own officers, directors, partners, employee, agents or representatives.

     (g) (i) The amount of any indemnifiable Loss shall be (x) increased to take into account any net Tax cost actually incurred by the Indemnified Party arising from any payments received from the Indemnifying Party (grossed up for such increase) and (y) reduced to take account of any net Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such indemnifiable Loss. In computing the amount of such Tax cost or Tax benefit, the Indemnified Party shall be deemed to have recognized all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any payment with respect to an indemnifiable Loss or the incurrence or payment of any indemnifiable Loss.

     6.03. Procedure for Indemnification for Third Party Claims. (a) Any person seeking any indemnification provided for under this Agreement (the "Indemnified Party") in respect of, arising out of or involving a claim made by any person against the Indemnified Party (a "Third-Party Claim"), shall notify in writing (and to the extent received, deliver copies of all related notices and documents, including court papers), to the party from whom indemnification is sought (the "Indemnifying Party") of the Third-Party Claim within 15 days after receipt by such Indemnified Party of written notice of the Third-Party Claim; provided, however, that failure to give such notification (or make such delivery) shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party shall have been actually prejudiced as a result of such failure.

     (b) If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses (except as provided below), to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses (except as provided below) subsequently incurred by the Indemnified Party in connection with the defense thereof. Notwithstanding the Indemnifying Party's election to assume the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action at its own expense; provided, however, that the Indemnifying Party shall bear the reasonable fees, costs, and expenses of such separate counsel if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest that would preclude such counsel from representing the Indemnified Party pursuant to legal canons of ethics or other applicable law; (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent it within 30 days after notice to the Indemnifying Party of the institution of such Third Party Claim or (iii) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party's expense. If the Indemnifying Party chooses to defend a Third Party Claim, each party hereto shall cooperate in the defense thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available (subject to reimbursement by the Indemnifying Party of actual expenses incurred therewith) on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party chooses to defend any Third Party Claim, the Indemnifying Party shall have the right to agree to a settlement, compromise or discharge of such Third Party Claim which by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the Indemnified Party completely in connection with such Third Party Claim; provided that such settlement, compromise or discharge shall be subject to the prior written consent of the Indemnified Party, which consent may not be unreasonably withheld, unless, (A) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, so long as the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party with respect to the applicable claims, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent, which consent may not be withheld unless, in the Indemnifying Party's good-faith judgment, such settlement, compromise or discharge is unreasonable in light of such Third Party Claim against, and defenses available to, the Indemnified Party.

     (c) In no event shall an Indemnifying Party be liable for the fees and expenses of more than one counsel for all Indemnified Parties in connection with any one action, or separate but similar or related actions, in the same jurisdiction arising out of the same general allegations or circumstances.

     6.04. Remedies Cumulative. The remedies provided in this Article VI shall be cumulative and shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any other remedies against any Indemnifying Party; provided, however, that the procedures set forth in Section 6.03 shall be the exclusive procedures governing any indemnity action brought under this

Agreement or otherwise and relating to a Third-Party Claim, except as otherwise specifically provided in any of the Other Agreements.


                                  ARTICLE VII

                         CERTAIN ADDITIONAL COVENANTS

     7.01. Notices to Third Parties. The members of the Company Group and the Spinco Group shall cooperate to make all filings and give notice to and use their reasonable efforts to obtain consents from all third parties that may reasonably be required to consummate the transactions contemplated by this Agreement and the Other Agreements.

     7.02. Intercompany Agreements. All contracts, licenses, agreements, commitments, joint marketing test programs and other arrangements, formal or informal, between any member of the Spinco Group, on the one hand, and any member of the Company Group, on the other, in existence as of the Distribution Date, pursuant to which any member of either Group provides to any member of the other Group services (including management, administrative, legal, financial, accounting, data processing, insurance or technical support), or the use of any assets of any member of the other Group, or the secondment of any employee, or pursuant to which any rights, privileges or benefits are afforded to members of either Group as an affiliate of the other Group, shall terminate as of the close of business on the day prior to the Distribution Date, except as specifically provided herein or on Schedule 7.02 hereto or in the Other Agreements. From and after the Distribution Date, no member of either Group shall have any rights under any such contract, license, agreement, commitment or arrangement with any member of the other Group, except as specifically provided herein or on Schedule
7.02 hereto or in the Other Agreements.

     7.03. Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Other Agreements. Without limiting the foregoing, each party hereto shall cooperate with the other party, and execute and deliver, or use reasonable efforts to cause to be executed and delivered, all instruments, and to make all filings with, and to obtain all consents, approvals or authorizations of, any governmental or regulatory authority or any other person under any permit, license, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, including cooperating in identifying and establishing other mutually satisfactory interim arrangements between the parties, consistent with the terms of this Agreement and the Other Agreements, in order to effectuate the provisions and purposes of this Agreement.

     7.04. Mutual Release, Etc. Effective upon the Distribution and except as otherwise specifically set forth in this Agreement, each of the Company and Spinco releases and forever discharges the other, and its affiliates, successors and assigns and the officers, directors, employees, partners, agents and representatives of any of them, of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands and liabilities whatsoever of every name and nature, both in law and in equity, against such other party or any of its successors or assigns, that the releasing party has or ever had, that arise out of or relate to events, circumstances or actions taken by such other party prior to the Distribution Date; provided, however, that the foregoing general release shall not apply to this Agreement, the Other Agreements or any of the agreements listed on Schedule
7.02 or the transactions contemplated hereby or thereby and shall not affect either party's right to enforce this Agreement, any of the Other Agreements or any of the agreements listed on Schedule 7.02, in each case in accordance with its terms. Each party understands and agrees that, except as otherwise specifically provided herein, neither the other party nor any of its affiliates, successors and assigns or the officers, directors, employees, partners, agents and representatives of any of them, in this Agreement or any of the Other Agreements, is representing or warranting to such party in any way as to the assets, business or liabilities transferred, assumed or licensed as contemplated hereby or thereby, it being agreed and understood that each party shall take or keep all of its assets "as is" and that it shall bear the economic and legal risk that conveyance or licensing of such assets shall prove to be insufficient or that the title to any assets conveyed or licensed shall be other than good and marketable and free from encumbrances.


                                 ARTICLE VIII

                             ACCESS TO INFORMATION

          8.01. Provision of Corporate Records. Prior to or as promptly as practicable after the Distribution Date, the Company shall deliver to Spinco all corporate books and records of the Spinco Group and the Spinco Business in its possession, including all active agreements, planning and product approval documents, active litigation files and government filings. From and after the Distribution Date, all such books, records and copies shall be the property of Spinco.

          8.02. Access to Information. From and after the Distribution Date, each of the Company and Spinco shall afford to the other and to the other's authorized representatives reasonable access and duplicating rights during normal business hours to all records, books, contracts, instruments, computer database, magnetic or optical media and any form of recorded, computer generated or stored information and other data and information ("Information") within the possession or control of such party's Group relating to the other party's Group's pre-Distribution business or liabilities or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, insofar as such access is reasonably required by such other party for a reasonable purpose, including, without limitation, audit, accounting, tax and litigation purposes.

          8.03. Retention of Records. Except as otherwise agreed in writing or as otherwise provided in the Other Agreements, each of the Company and Spinco shall retain all Information in such party's possession or under its control relating directly and primarily to the pre-Distribution business of the other party that is less than seven years old until such Information is at least seven years old except that if, prior to the expiration of such period, either party wishes to destroy or dispose of any such Information, prior to destroying or disposing of any of such Information, (a) the party who is proposing to dispose of or destroy any such Information shall provide no less than 30 days' prior written notice to the other party, specifying the Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the other party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other party, the party who is proposing to dispose of or destroy such Information promptly shall arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.

          8.04. Reimbursement; Other Matters. Except to the extent otherwise contemplated by any Other Agreement, a party providing records or access to information to the other party under this Article VIII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall be deemed to exclude costs of salaries and benefits of employees who provide such services), as may be reasonably incurred in providing such records or access to information.

          8.05. Production of Witnesses. From and after the Distribution Date each party hereto shall, and shall cause the members of the Group of which it is a member to, use reasonable efforts to make available to the other party or any member of the other party's Group, upon written request, its officers, directors, employees and agents as witnesses to the extent that any such person may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved. A party providing witness services to the other party under this Section shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for such amounts, relating to disbursements and other out-of-pocket expenses (which shall be deemed to exclude costs of salaries and benefits of employees who are witnesses), as may be reasonably incurred in providing such witness services.

          8.06. Confidentiality. From and after the Distribution Date, the Company and Spinco shall hold, and cause their respective affiliates, directors, officers, employees, agents, consultants, advisors (including the members of the Group of which it is a member), and representatives to hold, in strict confidence, and shall not make use of, divulge or otherwise disclose any Information concerning the other party's Business obtained by it prior to the Distribution Date, including any trade secret or other similar proprietary data, or furnished to it by such other party pursuant to this Agreement or the Other Agreements and shall not release or disclose such Information to any other person, except its directors, officers, employees, agents, consultants, advisors, affiliates and representatives, who (in the case of agents, consultants, advisors and representatives) shall execute an agreement agreeing to be bound by the provisions of this Section 8.06, and each party shall be responsible for a breach by any of such persons or representatives; provided, however, that the Company or Spinco, or any of their respective affiliates, may disclose such Information to the extent that (a) disclosure is compelled by an order of a court of competent jurisdiction or is required by law to be disclosed to a governmental authority, (b) such party can show that such Information was (i) available to such person on a nonconfidential basis (other than from the other party or its affiliates or representatives) prior to its disclosure by the other party, (ii) in the public domain through no fault of such person or (iii) lawfully acquired by such person from another source after the time that it was furnished to such person by the other party, and not acquired from such source subject to any confidentiality obligation on the part of such source, or on the part of the acquiror and (c) the applicable party uses reasonable efforts to notify the other party prior to (and, to the extent practicable, at least 10 days prior to) any disclosure of Information pursuant to the foregoing clause
(a), except to the extent that the giving of such notice would be unlawful or violate any order, ruling or directive of any governmental authority.

          8.07. Ownership of Information. Any Information owned by one party or any of its subsidiaries that is provided to a requesting party pursuant to this
Article VIII shall be deemed to remain the property of the providing party; provided, however, that the Company and Spinco shall each be entitled to the unrestricted use of any and all corporate-wide administration policies and procedures in use at the Company prior to the Distribution Date, including corporate-wide policies, training materials, preventive law procedures and corporate-wide planning methodologies. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

          8.08. Non-Competition. Spinco agrees that, for a period of two years after the date hereof, neither it nor any of its affiliates shall, anywhere in the United States of America, directly or indirectly, (a) sell or offer life insurance and related products through the home service channel, (b) offer, sell or otherwise provide to the non-individual market (i) guaranteed investment contracts or (ii) other funding agreements directly competitive with products offered as of the date hereof by Providian Capital Management, (c) sell or offer life insurance products directly competitive with products offered as of the date hereof by Providian Direct Insurance except, in the case of this clause
(c), for offers or sales of accidental death and dismemberment insurance and offers or sales to current or future Spinco customers of life insurance products that are incremental to a product that is currently being offered by Spinco. Spinco further agrees that, for a period of eighteen months after the date hereof, neither it nor any of its affiliates shall, anywhere in the United States of America, directly or indirectly, use, with respect to any life insurance product or the offer or sale of any such product, the name Providian, or any derivative thereof, in conjunction with the term "insurance", "assurance" or any similar insurance related term, as the name of an entity, joint venture or similar marketing arrangement.

                                  ARTICLE IX

                                   INSURANCE

          9.01. Policies and Rights Included Within Transferred Assets. The Transferred Assets shall include (i) any and all rights of an insured party under each of the Shared Policies, subject to the terms of such Shared Policies and any limitations or obligations of Spinco contemplated by this Article IX, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Distribution Date by any party in or in connection with the conduct of the Spinco Business or, to the extent any claim is made against Spinco or any member of the Spinco Group, the conduct of the Company Business, and which claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such Shared Policies; provided, however, that nothing in this clause shall be deemed to constitute an assignment of such Shared Policies, or any of them, to Spinco, and (ii) the Spinco Policies.

          9.02. Post-Distribution Date Claims. If, subsequent to the Distribution Date, any person shall assert a claim against Spinco or any member of the Spinco Group (including where Spinco or any member of the Spinco Group is a joint defendant with any person other than a member of the Company Group) with respect to any claim, suit, action, proceeding, injury, loss, liability, damage or expense incurred or claimed to have been incurred prior to the Distribution Date in, or in connection with, the conduct of the Spinco Business or, to the extent any claim is made against Spinco or any member of the Spinco Group (including where any member of the Spinco Group is a joint defendant with any person other than a member of the Company Group), in, or in connection with, the conduct of the Company Business, and which claim, suit, action, proceeding, injury, loss, liability, damage or expense may arise out of an insured or insurable occurrence under one or more of the Shared Policies, the Company shall, at the time such claim is asserted, to the extent any such Policy may require that Insurance Proceeds thereunder be collected directly by the named insured be deemed to designate, without need of further documentation, Spinco as the agent and attorney-in-fact to assert and to collect any related Insurance Proceeds under such Shared Policy, and shall further be deemed to assign, without need of further documentation, to Spinco any and all rights of an insured party under such Shared Policy with respect to such asserted claim, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer and the right to any applicable Insurance Proceeds thereunder; provided, however, that nothing in this Section 9.02 shall be deemed to constitute an assignment of the Shared Policies, or any of them, to Spinco.

          9.03. Administration; Other Matters. (a) Except as otherwise provided in Section 9.02 hereof, from and after the Distribution Date, the Company shall be responsible for Insurance Administration of, and Claims Administration under, the Shared Policies; provided that the retention of such responsibilities by the Company is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under such Policies as contemplated by the terms of this Agreement; and provided further that the Company's retention of the administrative responsibilities for the Shared Policies shall not relieve Spinco, when submitting any Insured Claim, of its responsibility for reporting such Insured Claim accurately, completely and in a timely manner or of Spinco's authority to settle any such Insured Claim within any period permitted or required by the relevant Policy. The Company may discharge its administrative responsibilities under this Section 9.03 by contracting for the provision of services by independent parties. Each of the parties hereto shall administer and pay any costs relating to defending its respective Insured Claims under Shared Policies to the extent such defense costs are not covered under such Policies and shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under Shared Policies. Spinco shall reimburse the Company for its reasonable out-of-pocket expenses and direct and indirect costs of employees or agents of the Company relating to Claims Administration and Insurance Administration contemplated by this Section 9.03(a).

     (b) Except for Losses that are subject to the indemnification provisions of
Section 6.02, the Company and Spinco shall not be liable to one another for claims not reimbursed by insurers for any reason not within the control of the Company or Spinco, as the case may be, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Shared Policy limitations or restrictions, any coverage disputes, any failure to timely claim by the Company or Spinco or any defect in such claim or its processing.

     (c) In the event that the aggregate limits on any Shared Policies are exceeded by the aggregate of outstanding Insured Claims filed by the parties hereto with respect to the period of coverage under such Shared Policy, the parties agree to allocate the Insurance Proceeds received thereunder based upon their respective percentage of the total of their bona fide claims that were covered under such Shared Policy with respect to such coverage period (the "allocable portion of insurance proceeds"), and any party who has received Insurance Proceeds in excess of such party's allocable portion of such Insurance Proceeds shall pay to the other party the appropriate amount so that each party will have received its allocable portion of such Insurance Proceeds pursuant hereto. Each of the parties agrees to use reasonable efforts to maximize available coverage under the Shared Policies, and to take all reasonable steps to recover from all other responsible parties in respect of an Insured Claim to the extent coverage limits under a Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim.

     (d) In the event that each party has bona fide claims under any Shared Policy for which a deductible is payable with respect to the period of coverage under such Shared Policy, the parties agree that the aggregate amount of the deductible paid shall be borne by the parties in the same proportion that the Insurance Proceeds received by each such party with respect to such coverage period bears to the total Insurance Proceeds received under the applicable Shared Policy (the "allocable share of the deductible"), and any party that has paid more than such share of the deductible shall be entitled to receive from the other party an appropriate amount such that each party has borne its allocable share of the deductible pursuant hereto. For purposes of this paragraph 9.03(d), the amount of the relevant deductible under any Shared Policy shall be that set forth in Schedule 9.03(d) hereto.

     9.04. Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of both parties hereto exist relating to the same occurrence, the parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this Article IX shall be construed to limit or otherwise alter in any way the obligations of the parties to this Agreement, including those created by this Agreement or the Other Agreements, by operation of law or otherwise.

     9.05. Cooperation. The parties agree to use their reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.

                                  ARTICLE X

                                 MISCELLANEOUS

     10.01. Conditions to Obligations. (a) The obligations of the parties hereto to consummate the Distribution are subject to the satisfaction or waiver of each of the following conditions:

          (i) The Other Agreements shall have been executed and delivered by each of the Company and Spinco;

          (ii) The Company shall have received a favorable no-action letter with respect to those issues on which the Company proposes to ask the SEC to rule in a letter to the SEC, substantially in the form of the letter attached hereto as Exhibit G;

          (iii) The representations and warranties of each of the Company and of Spinco set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Distribution Date;

          (iv) Spinco shall have obtained the approval of the Board of Governors of the Federal Reserve System to, or shall have received a no-action letter to the effect that it may, continue to operate as a grandfathered institution under the Competitive Equality Banking Act of 1987 or Spinco shall have been registered as a bank holding company;

          (v) The Registration Statement shall have become effective under the Exchange Act;

          (vi) The Spinco Common Stock shall have been approved for listing on the New York Stock Exchange, or such other exchange or quotations system as Spinco may determine in its discretion, subject to official notice of issuance;

          (vii) No governmental authority or regulatory body (including any court of competent jurisdiction) shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) to prevent or prohibit the Distribution;

          (viii) All conditions to the Merger set forth in the Merger Agreement shall have been satisfied or waived prior to or contemporaneously with the Effective Time; and

          (ix) All other agreements or conditions set forth and described in
     Article III shall have been satisfied or waived.

     (b) Any determination made by the Board of Directors of the Company on behalf of either party hereto prior to the Distribution Date concerning the satisfaction or waiver of any or all of the conditions set forth in this Section shall be conclusive.

     10.02. Complete Agreement. This Agreement, the Exhibits and Schedules hereto and the agreements and other documents referred to herein, including the Other Agreements, shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof (other than the Merger Agreement and the Schedules and Exhibits thereto) and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

     10.03. Expenses. Spinco shall bear all fees and expenses of outside counsel to Spinco in connection with the preparation, review and filing of the Registration Statement and Information Statement, all filing fees, printing and mailing expenses in connection with the Registration Statement and Information Statement, all exchange listing fees with respect to Spinco Common Stock, and any fees of transfer agents and registrars in connection with the Distribution. The Company shall bear all other costs and expenses with respect to the transactions contemplated hereby, by the Merger Agreement and the Other Agreements, including, without limitation, all fees and disbursements of Goldman, Sachs & Co. relating to the transactions contemplated hereby, by the Merger Agreement and the Other Agreements.

     10.04. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than the laws regarding choice of laws and conflicts of laws that would apply the substantive laws of any other jurisdiction) as to all matters, including matters of validity, construction, effect, performance and remedies.

     10.05. Notices. All notices, requests, claims, demands and other communications that are required or permitted hereunder shall be in writing and shall be sufficient if delivered in person, by overnight courier, by hand delivery, telecopied with confirmation of receipt, or sent by registered or certified mail, postage prepaid, return receipt requested, to the addresses set forth below, or to such other addresses of which either party shall notify the other party in accordance with this Section 10.05, and shall be deemed given as of the time of such delivery.

     If to the Company prior to the Distribution Date:

          Providian Center
          400 West Market Street
          Louisville, Kentucky  40207
          Attention: Irving W. Bailey II
          Telecopy No.:  502-584-5960

          with a copy to:

          King & Spalding
          120 West 45th Street
          New York, New York 10036
          Attention: Mr. E. William Bates, II
          Telecopy No.:  (212) 556-2222

          and

          Wachtell, Lipton, Rosen & Katz
          51 West 52nd Street
          New York, New York 10019
          Attention: Mr. Steven A. Rosenblum
          Telecopy No.:  (212) 403-2000

     If to the Company after the Distribution Date:

          (VIA MAIL)
          AEGON N.V.
          P.O. Box 202
          2501 CE The Hague
          The Netherlands
          Attention: Mr. Kees J. Storm
          Telecopy No.: (31-70) 347-7929

          (VIA HAND DELIVERY)
          AEGON N.V.
          Mariahoeveplein 50
          2591 TV The Hague
          The Netherlands
          Attention: Mr. Kees J. Storm
          Telecopy No.: (31-70) 347-7929

          and

          LeBoeuf, Lamb, Greene & MacCrae, L.L.P.
          125 West 55th Street
          New York, New York  10019-5389
          Attention: Mr. Donald B. Henderson, Jr.
          Telecopy No.: (212) 474-8500

     If to Spinco:

          201 Mission Street
          San Francisco, California  94105
          Attention:  Chief Financial Officer
          Telecopy No.:  415-278-6028

          with a copy to:

          Providian Bancorp, Inc.
          201 Mission Street
          San Francisco, California  94105
          Attention:  General Counsel
          Telecopy No.:  415-278-6046

or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section.

     10.06. Specific Performance. Each party hereto acknowledges that there is no adequate remedy at law for failure by such party to comply with the provisions of this Agreement and that such failure would cause immediate harm that would not be adequately compensable in damages, and therefore each party agrees that its agreements contained herein may be specifically enforced without the requirement of posting a bond or other security, in addition to all other remedies available to the parties hereto under this Agreement.

     10.07. Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by the parties hereto.

     10.08. Successors and Assigns; Third-Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Sections 6.02 and 6.03 relating to indemnities, which are also for the benefit of the applicable Indemnified Party, this Agreement is solely for the benefit of the parties hereto, and is not intended to confer upon any other persons any rights or remedies hereunder, except that, prior to the Distribution Date, Merger Partner shall be a third party beneficiary of and shall be entitled to enforce the rights of the Company hereunder.

     10.09. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.10. Interpretation. (a) The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

     (b) The parties hereto intend that the Distribution shall be a distribution pursuant to the provisions of Section 355 of the Code, so that no gain or loss shall be recognized for federal income tax purposes as a result of such transaction, and all provisions of this Agreement shall be so interpreted.

     10.11. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

     10.12. References; Construction. References to any "Article", "Exhibit", "Schedule" or "Section", without more, are to Articles, Exhibits, Schedules and Sections to or of this Agreement. Unless otherwise expressly stated, clauses beginning with the term "including" set forth examples only and in no way limit the generality of the matters thus exemplified.

     10.13. Termination. Notwithstanding any provision hereof, following termination of the Merger Agreement, this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Board of Directors of the Company without the approval of any other party hereto or of the Company's shareholders. In the event of such termination, no party hereto or to any Other Agreement shall have any liability to any person by reason of this Agreement or any Other Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                  PROVIDIAN CORPORATION

                                  By:    /s/ Irving W. Bailey II
                                     -------------------------------------------
                                     Name:   Irving W. Bailey II
                                     Title:  Chairman of the Board and
                                             Chief Executive Officer

                                  PROVIDIAN BANCORP, INC.



                                  By :   /s/ Shailesh J. Mehta
                                     -------------------------------------------
                                     Name:   Shailesh J. Mehta
                                     Title:  Chief Executive Officer